Exhibit 99.1

Kura Oncology Reports Fourth Quarter and Full Year 2015 Operational and Financial Results

Management to host webcast and conference call today at 4:30 p.m. EDT

LA JOLLA, Calif., March 17, 2016 – Kura Oncology, Inc., (NASDAQ: KURA) a clinical stage biopharmaceutical company, today announced highlights and financial results for the fourth quarter and full year ended December 31, 2015.

“Over the past year, we have made significant progress toward positioning Kura Oncology to realize the promise of precision medicines for cancer,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “We advanced our lead product candidate tipifarnib into three Phase 2 clinical trials, progressed our preclinical programs, and strengthened our balance sheet. We look forward to further applying our expertise in cancer pathways, genetics and companion diagnostics in 2016, as we seek to improve patient outcomes by identifying those most likely to benefit from treatment with our drug product candidates.”

Development Program Updates and Company Highlights:

Tipifarnib in HRAS Mutant Solid Tumors

•	In May 2015, Kura initiated a Phase 2 clinical trial of tipifarnib in patients with advanced tumors that carry HRAS mutations. The primary objective of the study is to investigate the antitumor activity, in terms of objective response rate, of tipifarnib in patients with locally advanced, unresectable or metastatic, relapsed and/or refractory tumors that carry HRAS mutations. Secondary objectives include evaluation of progression-free survival, duration of response, and safety. Top-line data from the trial is anticipated during the second half of 2016.

•	In November 2015, a Phase 2 clinical trial of tipifarnib was initiated in patients with advanced urothelial carcinoma tumors with HRAS mutations. The study is being conducted under the direction of Se Hoon Park, M.D., Ph.D., in the Division of Hematology-Oncology at the Samsung Medical Center in Seoul, South Korea. The primary objective of the study is objective response rate, and secondary objectives include evaluation of progression-free survival, duration of response, and safety.

Tipifarnib in Peripheral T-Cell Lymphoma

•

In September 2015, Kura initiated a Phase 2 clinical trial of tipifarnib in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL). PTCL consists of a group of rare and usually aggressive forms of non-Hodgkin’s lymphoma that develop from mature T-cells. These patients generally have a poor prognosis with a low response rate to available treatment options and commonly experience repeated treatment failures. The primary objective of the study is to evaluate the efficacy of tipifarnib in terms of objective response rate. Secondary objectives include evaluation of progression-free survival, duration of response, and safety. Top-line data from the trial is anticipated in the second half of 2017.

Tipifarnib in Lower-Risk Myelodysplastic Syndromes

•	Kura plans to initiate a Phase 2 clinical trial to investigate the anti-tumor activity of tipifarnib in patients with lower risk myelodysplastic syndromes (MDS) in the second quarter of 2016. MDS are a group of hematopoietic stem cell malignancies with significant morbidity and mortality. MDS is characterized by ineffective blood cell production, or hematopoiesis, leading to low blood cell counts, or cytopenias, and high risk of progression to acute myeloid leukemia. Kura’s interest in MDS arose from the results of a prior Phase 2 clinical trial sponsored by Johnson & Johnson in patients with intermediate to high risk MDS and additional work by Kura to identify potential biomarkers that could be predictive of response to tipifarnib in MDS patients. Lower risk MDS has been prioritized because of the prevalence of this disease and the company’s belief that treatment of lower risk MDS remains a significant unmet need.

KO-947

•	Kura plans to submit an investigational new drug application for KO-947, a small molecule inhibitor of extracellular receptor kinase (ERK1/2), in the second quarter of 2016. KO-947 demonstrates potent and selective inhibition of ERK kinase and has shown promising activity in patient-derived xenograft models. Kura is advancing KO-947 as a potential treatment for patients who have tumors with dysregulated activity of the MAPK pathway, including patients with lung, colorectal, pancreatic, melanoma and other cancers.

Menin-MLL

•	Kura’s menin-MLL program is focused on the identification of product candidates with the potential to treat patients with MLL-rearranged as well as MLL-PTD leukemias, both of which have no current effective therapy. The company anticipates nominating a development candidate for the menin-MLL program during the second half of 2016.

Financial Highlights

$60 Million Private Placement and Reverse Merger

In March 2015, Kura announced that it had completed a private placement of its common stock to new institutional investors and existing investors that resulted in gross proceeds of approximately $60 million to the company, including approximately $7.5 million in bridge notes that converted into common stock at the closing. EcoR1 Capital was the lead investor in the financing, which included significant participation from Fidelity Management & Research Company, ARCH Venture Partners, Boxer Capital of Tavistock Life Sciences, Partner Fund Management, and Nextech Invest, as well as a number of other well-known healthcare investors.

In conjunction with the private placement, Kura completed a reverse merger with Zeta Acquisition Corp III, a public reporting company with no prior business operations. Following the effectiveness of its registration statement prepared in connection with the reverse merger, Kura was cleared for quotation on the OTC Market.

Public Offering and Listing on NASDAQ

In November 2015, Kura closed a public offering that raised gross proceeds of approximately $55 million, and the company’s shares were approved for quotation on NASDAQ under the symbol “KURA”.

Upcoming Clinical and Preclinical Milestones for Kura Programs

•	Initiation of a Phase 2 clinical trial for tipifarnib in lower-risk MDS, anticipated in the second quarter of 2016

•	IND submission for ERK inhibitor, KO-947, anticipated in the second quarter of 2016

•	Initiation of Phase 1 clinical trial for KO-947, anticipated in the second half of 2016

•	Topline data from Phase 2 clinical trial for tipifarnib in HRAS mutant solid tumors, anticipated in the second half of 2016

•	Nomination of development candidate for menin-MLL program, anticipated in the second half of 2016

Financial Results for the Fourth Quarter and the Full Year

Cash, cash equivalents and short-term investments totaled $85.7 million as of December 31, 2015, compared with $41.2 million as of September 30, 2015. The difference is attributable to the net proceeds of approximately $50.3 million from Kura’s November 2015 public offering, less cash expenses for the quarter.

Operating expenses for the fourth quarter of 2015 were $6.8 million, compared to $3.9 million for the fourth quarter of 2014. Operating expenses for the full year 2015 were $23.9 million, compared to $3.9 million for the period from August 2014 (Inception) to December 31, 2014. Kura was incorporated in August 2014; therefore, there were minimal operations for the period from August 2014 (Inception) to December 31, 2014. Operating expenses for 2015 consisted of expenses related to the expansion of Kura’s research and development activities and its transition to a public company.

Research and development expenses for the fourth quarter of 2015 were $5.1 million, compared to $2.6 million for the fourth quarter of 2014. Research and development expenses for the full year 2015 were $17.8 million, compared to $2.7 million for the period from August 2014 (Inception) to December 31, 2014.

General and administrative expenses for the fourth quarter of 2015 were $1.7 million, compared to $1.2 million for the fourth quarter of 2014. General and administrative expenses for the full year 2015 were $6.1 million, compared to $1.3 million for the period from August 2014 (Inception) to December 31, 2014.

Net loss for the fourth quarter of 2015 was $6.5 million, compared to a net loss of $3.6 million for the fourth quarter of 2014. Net loss for the full year 2015 was $22.6 million, compared to a net loss of $3.7 million for period from August 2014 (Inception) to

December 31, 2014.

Financial Guidance

Kura expects that its current cash, cash equivalents and short-term investments of $85.7 million as of December 31, 2015 will be sufficient to fund its current operations into 2018.

Conference Call and Webcast

Kura’s management will host a webcast and conference call regarding this announcement at 4:30 p.m. EDT today. The live call may be accessed by dialing (877) 516-3514 for domestic callers and (281) 973-6129 for international callers and using conference ID # 66517775. A live webcast of the call will be available from the investor relations section of the company website at www.kuraoncology.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference ID # 66517775.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company focused on the discovery and development of precision medicines for the treatment of solid tumors and blood cancers. Kura’s pipeline consists of small molecules that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. The company’s lead drug candidate is tipifarnib, a farnesyl transferase inhibitor that is currently in three Phase 2 clinical studies: the first study in patients with locally advanced solid tumors that carry HRAS mutations; the second study in patients with peripheral T-cell lymphomas; and the third study, an investigator-sponsored Phase 2 trial, in patients with urothelial carcinoma tumors characterized by HRAS mutations. Kura’s preclinical pipeline includes KO-947, an ERK inhibitor, and a menin-MLL inhibitor program. For additional information about Kura Oncology, please visit www.kuraoncology.com.

Forward Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of Kura Oncology’s product candidates and compounds, progress and expected timing of Kura Oncology’s drug development programs and clinical trials, plans regarding regulatory filings and future research and clinical trials, expected timing of data from clinical trials of tipifarnib, the strength of Kura Oncology’s balance sheet and the adequacy of cash on hand. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These forward-looking statements are based upon Kura Oncology’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that compounds that appeared promising in early studies or clinical trials do not demonstrate safety and/or efficacy in later studies or clinical trials, the risk that Kura Oncology may not obtain approval to market its product candidates, uncertainties associated with regulatory filings and applications, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. For a further list and description of the risks and uncertainties Kura Oncology faces, please refer to Kura Oncology’s periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura Oncology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

KURA ONCOLOGY, INC.

Statements of Operations Data

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,	Period From August 22, 2014 (Inception) to December 31,
	2015	2014	2015	2014
Operating Expenses:
Research and development	$5,113	$2,649	$17,777	$2,652
General and administrative	1,729	1,219	6,088	1,282

Total operating expenses	6,842	3,868	23,865	3,934
Other income, net	368	263	1,240	263

Net loss	$(6,474)	$(3,605)	$(22,625)	$(3,671)

Net loss per share, basic and diluted	$(0.42)	$(8.95)	$(2.28)	$(25.98)

Shares used in computing net loss per share, basic and diluted	15,262	403	9,933	141

KURA ONCOLOGY, INC.

Balance Sheet Data

(unaudited)

(In thousands, except per share data)

	December 31,
	2015	2014
Cash, cash equivalents and short-term investments	$85,746	$1,124
Working capital	81,814	(1,820)
Total assets	87,259	1,378
Long-term liabilities	101	1,795
Accumulated deficit	(26,296)	(3,671)
Stockholders’ equity (deficit)	82,103	(3,433)

CONTACT INFORMATION

INVESTOR CONTACT:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

CORPORATE COMMUNICATIONS CONTACT:

Mark Corbae

Vice President

Canale Communications

(619) 849 5375

mark@canalecomm.com

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